Exhibit 10.1

MUELLER WATER PRODUCTS, INC.

VIA EMAIL

Marietta Edmunds Zakas
mzakas@muellerwp.com
Dear Martie:
Reference is made to the Employment Agreement, dated as of September 15, 2008, and as thereafter amended, between you and Mueller Water Products, Inc. (the “Company”, and such agreement, the “Employment Agreement”), the Executive Change-in-Control Severance Agreement, dated as of September 30, 2019, between you and the Company (the “CIC Agreement”) and that Side Letter, dated as of August 21, 2023, between you and the Company (the “Side Letter”). Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Employment Agreement.
This letter memorializes our discussions regarding your continued employment with the Company on and following December 4, 2024 (the “Effective Date”). This letter fully supersedes and replaces the Side Letter and following the Effective Date, the Side Letter, including Section 4 of the Side Letter, will be of no further force or effect.
As discussed, on the Effective Date, you will continue in the role of Chief Executive Officer of the Company, reporting directly to the Board of Directors of the Company (the “Board”). In consideration of your role, and as a supplement to the payments and benefits provided under the Employment Agreement and CIC Agreement, the following provisions apply to your employment with the Company (as initially agreed to in the Side Letter):
1.During your service as Chief Executive Officer of the Company, you will continue to be eligible for an annual base salary equal to no less than $900,000, target annual bonus equal to no less than 110% of annual base salary and target annual long-term incentive opportunity equal to no less than 333% of annual base salary.
2.Section 2.3(c) of the CIC Agreement continues to be amended to replace “two (2)” with “three (3)” where it appears therein.
3.Article I, Section 5(ii) of the Employment Agreement continues to be amended to replace “262.5%” with “300%”.
4.Article I, Section 3(e) of the Employment Agreement continues to be amended to replace “$1,500” with “$2,000”.

5.During your service as Chief Executive Officer of the Company, you will continue to be eligible for an annual reimbursement of up to $10,000 for financial planning services in accordance with the Company’s policy for executive financial planning, as well as other perquisites and personal benefits that are no less favorable than those provided to the Chief Executive Officer serving in such position prior to you.
6.In the event (i) you terminate your employment with the Company as a result of Retirement (as defined in the Mueller Water Products, Inc. Second Amended and Restated 2006 Stock Incentive Plan) in which you have provided six (6) months prior written notice to the Company of your intent to retire or (ii) since you currently are eligible for Retirement, your termination is the result of death, Disability, a termination by the Company other than for Cause or a termination by you for Good Reason, you shall be entitled to the following benefits, which shall be in addition to any benefits under any plan or agreement that you otherwise may be entitled to,
(a)A Bonus for the year which includes the date of your termination based on actual results for such year and pro rated based on the days employed in such year. In addition, to the extent not yet paid, a Bonus for the preceding year based on actual results for such year. Any such Bonuses shall be paid in the normal course at such time as other executives are paid.
(b)The Company will allow you to elect to continue medical and dental coverage for you and your eligible dependents (for the same coverages as provided to its active employees) for a period of 18 months (the “COBRA Period”) following the date of your termination, provided you (i) timely elect COBRA continuation coverage, and (ii) timely pay the applicable COBRA premiums, subject to the rules and limitations that apply to COBRA coverages.
As part of your benefits hereunder, you shall be paid during the COBRA Period an amount each month equal to 150% of the applicable monthly COBRA rate for the coverage that is elected, reduced by applicable withholdings. For this purpose, the applicable COBRA rate is the cost of COBRA coverage, determined as of the date of your termination, for the level of medical and/or dental coverage you have in effect on the date of your termination; provided, however, this monthly payment shall cease and shall not be payable after the month in which you cease to be eligible for COBRA coverage.
At the end of the COBRA Period and provided COBRA coverage has not been terminated earlier, the Company will provide you with the right to elect coverage under the Company’s group medical and dental plans for active employees at a monthly cost equal to the then COBRA rate for a period of up to 24 months (the “Extended Coverage Period”), provided, however, the Company’s obligation to offer you the right to elect such coverages and the Extended Coverage Period shall cease upon the date you become eligible for coverage under another employer provided group health plan, including an employer of your spouse, whether or not you elect such coverage.

(c)The Company will continue at its expense your group life insurance coverage for a period of 18 months following the date of your termination on the same terms and conditions and in the same amount as prior to such date.
The Company shall withhold all applicable federal, state and local taxes, social security and workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable pursuant to this letter. The Company also agrees to make payment directly to your advisors with respect to your reasonable legal fees and expenses incurred in connection with reviewing this letter and related compensation arrangements, as well as any subsequent disputes.
To the extent necessary to comply with Section 409A of the Code, any severance payments or other benefits to which you may become entitled pursuant to this letter, the Employment Agreement, the CIC Agreement, or otherwise, will be paid at the time and in the form provided for the non-”Change in Control” severance benefits under the Employment Agreement. In addition, the Company is responsible for ensuring that any severance payments or other benefits to which you may become entitled pursuant to this letter, the Employment Agreement, the CIC Agreement, or otherwise will be paid at a time and manner that complies with, or is exempt from, Section 409A of the Code.
Except as expressly amended by this letter, all terms and conditions of the Employment Agreement and CIC Agreement shall remain in full force and effect. In the event of any conflict between the terms of this letter and the terms of the Employment Agreement or the CIC Agreement, the terms of this letter shall control. This letter shall be construed in accordance with the internal laws of the State of Georgia, without regard to the conflict of law provisions of any state. This letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

MUELLER WATER PRODUCTS, INC.

/s/ Chason A. Carroll
Name: Chason A. Carroll
Title: General Counsel

ACCEPTED AND AGREED

/s/ Marietta Edmunds Zakas
Marietta Edmunds Zakas